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                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Lee B. Foster II

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE


                    Foster Announces Sale of DM&E Interest


PITTSBURGH,  PA,  September 5, 2007 - L.B.  Foster Company  ("Foster")  (Nasdaq:
FSTR), today announced that the Canadian Pacific Railway Limited ("CP") has reached an agreement to acquire the Dakota Minnesota and Eastern Railroad ("DM&E") in which Foster holds a minority equity interest. The deal consists of a $1.48 billion cash payment at closing and future contingent payments of up to approximately US $1 billion. Future contingent payments of US $350 million become due if construction starts on the Powder River Basin Expansion project prior to December 31, 2025. Further future contingent payments of up to approximately US $700 million will become due upon the movement of specified volumes of coal from the Powder River Basin over the Powder River Basin extension prior to December 31, 2025.

     For Foster, the acquisition will result in a payment of approximately $151.5 million at closing ($14.24/share), approximately $41.6 million ($3.90/share) upon commencement of construction of the PRB, and up to $84.2 million ($7.90/share) upon achieving milestones related to PRB coal tonnage thresholds. The above numbers, which are subject to adjustments both before and after closing, are all pretax except for the payment at closing which will include approximately $17.4 million of return of investment and accrued dividends.

     "This is a wonderful outcome for the L.B. Foster Company", stated Lee B. Foster, the Company's Chairman. "We were privileged to be a part of the formation of the DM&E in 1986 and to witness and participate in its growth from an abandoned property of the Chicago and Northwestern Railroad to the nation's largest regional railroad with a valuable franchise to extend its operation into Wyoming's Powder River Basin. Kevin Schieffer's leadership as well as the determination and imagination of the management team and the Board of Directors of the DM&E have resulted in a success story unparalleled in modern railroading."

     "The Canadian Pacific was the DM&E's natural partner" continued Mr. Foster, "and their commitment to the PRB was an important element of the M&A process. This is truly a winning solution for all involved."

     Fully committed acquisition financing has been obtained by the Canadian Pacific and the closing is expected within 30 to 60 days. The CP/DM&E transaction is subject to review and approval by U.S. Surface Transportation Board (STB), during which time the shares of DM&E will be placed into an independent voting trust. The review process is expected to take less than a year, at which time the operation is expected to become part of CP's U.S. network. The voting trust is required by US law so that CP does not exercise control over DM&E prior to approval of the transaction by the STB.

     "With the impending sale of the DM&E, an interesting and profitable chapter in the history of L.B. Foster comes to an end," commented Stan Hasselbusch, President and CEO. "We are obviously very pleased with the terms of the sale and I am especially enthusiastic about the future of L.B. Foster and the flexibility that the proceeds described above afford us.

     "The proceeds generated from this transaction will be used to pay down certain debt and help fuel key long term strategic growth initiatives designed to bring continued profitability and maximize value to our shareholders", Mr. Hasselbusch concluded.

     L.B. Foster Company will conduct a conference call and webcast to discuss this transaction on Friday, September 7, 2007 at 10:00 am ET. The call will be hosted by Mr. Lee Foster, Chairman. Listen via audio on the L.B. Foster Website: www.lbfoster.com by accessing the Investor Relations page. If you are unable to listen to the live webcast, it will be archived on L.B. Foster's website under the Investor Relations page for 7 days. The replay can also be heard via telephone at (888) 286-8010 by entering passcode #78935985.

     L.B. Foster Company is a leading manufacturer, fabricator, and distributor of products for the rail, construction and utility and energy markets with approximately 30 locations throughout the United States.

     The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect this announcement include, but are not limited to, the contingent payments will not be paid unless the Canadian Pacific pursues the Powder River Basin Expansion project, and if the Canadian Pacific undertakes the project, there are no assurances that it will achieve the coal tonnage levels necessary for further payments. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.